Exhibit 99.1

From:  Jack Powell (media)
            414-221-2361
            jack.powell@we-energies.com

           Colleen Henderson (investors)
           414-221-2592
           colleen.henderson@we-energies.com

June 28, 2004

Culver elected to Wisconsin Energy Corporation board of directors

MILWAUKEE -- Curt S. Culver, president and chief executive officer of MGIC Investment Corporation (NYSE: MTG) and its principal subsidiary, Mortgage Guaranty Insurance Corporation, has been elected to the board of directors of Wisconsin Energy Corporation (NYSE: WEC), effective June 28, 2004.

"Curt Culver will be an excellent addition to our board of directors," said Gale E. Klappa, chairman, president and chief executive officer of Wisconsin Energy. "Curt brings strong financial, investment and management experience to the position, as well as a strategic focus that will help our company achieve its long-term goals."

Culver's career spans more than 28 years in the mortgage insurance business, including 22 years at MGIC. In 1996, he became president and chief operating officer of MGIC and in 2000 was named chief executive officer of MGIC Investment Corporation, a member of the Standard & Poor's 500. Before joining MGIC, Culver worked for six years at Verex, a private mortgage insurer. He is a graduate of the University of Wisconsin-Madison where he earned both a B.B.A. and M.S. in real estate finance and urban land economics.

Culver serves on a number of boards, including Big Brothers Big Sisters, Froedtert Health System, Greater Milwaukee Committee, Metro Milwaukee Association of Commerce, United Way of Greater Milwaukee, Children's Hospital System, and University of Wisconsin-Milwaukee School of Business Advisory Council.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary, Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 62,000 shareholders and approximately $10 billion in assets.

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